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FuelCell Energy Reports Fourth Quarter and Fiscal Year 2008 Results
and Latest Accomplishments

•	Record product orders of 32.3 MW of DFC fuel cells in 2008
•	Fiscal year product sales and revenues rose 154 percent
•	New megawatt-class power plant design expected to move megawatt-class products to gross margin profitability in late 2009
•	Green initiatives in South Korea and the U.S. expand markets

DANBURY, Conn. – Dec. 10, 2008 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of high efficiency, ultra-clean power plants using renewable and other fuels for commercial, industrial, government and utility customers, today reported results and accomplishments for its fourth quarter and fiscal year ended October 31, 2008.

Financial Results

FuelCell Energy reported total revenues for the fourth quarter of 2008 of $26.2 million compared to $16.5 million in the same period last year. Product sales and revenues in the fourth quarter increased 113 percent to $23.3 million from $11.0 million. The product cost-to-revenue ratio was 1.54-to-1 in the fourth quarter, an improvement over the third quarter and in-line with the Company’s objectives. Research and development contract revenue was $2.8 million compared to $5.5 million.

FuelCell Energy’s product backlog, including long-term service agreements, was 52 percent higher at $87.6 million compared to last year’s $57.8 million. Orders increased 118 percent to 32.3 megawatts (MW) in 2008 compared to 2007. Research and development contract backlog was $4.8 million as of October 31, 2008 compared to $18.5 million on October 31, 2007.

Net loss to common shareholders for the fourth quarter of 2008 was $24.3 million or $0.35 per basic and diluted share compared to a net loss to common shareholders of $16.8 million or $0.25 per basic and diluted share in the fourth quarter of 2007. Losses expanded as higher volumes of product sales and revenues resulted in increased operating losses.

Fourth quarter net cash use was $17.5 million compared to $13.9 million in the same period last year. Total cash and investments in U.S. Treasuries were $86.9 million as of October 31, 2008. Capital spending for the 2008 fourth quarter was approximately $1.7 million and depreciation expense for the period was $2.2 million.

For the year ended October 31, 2008, FuelCell Energy revenues were $100.7 million, a 109 percent increase from the $48.2 million reported in 2007.  Product sales and revenues were $82.7 million, an increase of 154 percent over the prior year’s $32.5 million. Research and development contract revenue was $18.0 million compared to $15.7 million in 2007.

The product cost-to-revenue ratio improved to 1.62-to-1 in 2008 compared to the 1.90-to-1 in 2007 due to cost reductions across all product lines and higher production of megawatt-class products compared to the prior year.  Net loss to common shareholders was $96.6 million or $1.41 per basic and diluted share compared to a net loss to common shareholders of $71.9 million or $1.16 per basic and diluted share. Losses expanded as higher volumes of product sales and revenues resulted in increased operating losses, although at a lower rate than in the prior year as product margins improved.

Corporate Highlights

“This past year, we doubled revenues, tripled our production rate, and achieved our cost out goals, putting us firmly on the path to profitability,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy. “Customers are demanding low-carbon, green technology, which is driving sales of our products in South Korea and the U.S.”

Leadership in Key Markets

South Korea: In September, South Korea, as part of President Lee’s “green growth” vision declared fuel cells a key economic driver for the country. This vision refers to the creation of sustainable growth that reduces greenhouse gas emissions and creates new growth engines and jobs with green technology and clean energy. FuelCell Energy expects this public policy will foster a favorable environment for fuel cell power plant sales. POSCO Power, FuelCell Energy’s manufacturing and distribution partner in South Korea, has invested significant capital and opened its 50 MW balance of plant (BOP) manufacturing facility in Pohang during the fourth quarter. In late 2009, POSCO Power will begin manufacturing the BOP, the non-core technology portion of a DFC power plant.

To date POSCO Power has ordered more than 38 MW of FuelCell Energy products.

California: In 2008, California’s Self-Generation Incentive Program was expanded to increase funding and include our megawatt-class power plants. The state is also working on other initiatives to stimulate the adoption of fuel cells.

Wastewater continues to be a key application as the Company shipped 2.8 MW of power plants including: the Dublin San Ramon Services District (600 kW), the city of Riverside (1 MW), and the Turlock Irrigation District (1.2 MW).

Canada: During the fourth quarter, FuelCell Energy’s first DFC-ERG fuel cell power plant was installed by Enbridge, Inc. at its facility in Toronto. This distributed generation technology is unique in that it converts more than 60 percent of the input energy into electricity. The DFC-ERG power plant directs high-pressure gas through a turbo expander, recovers the waste energy normally lost, and harvests it for power generation. At the same time, the non-combustion heat coming from the fuel cell replaces a boiler and thus eliminates the particulate matter and greenhouse gases it would emit. The market in Toronto, the Northeastern U.S. and California represents an opportunity of 250-350 MW for DFC-ERG systems.

Connecticut: In 2008, under Connecticut’s Project 150 Round 2, the Department of Utility Control (DPUC) finalized the selection of three projects that will use 16.2 MW of FuelCell Energy power plants: one 9 MW DFC-ERG installation at a natural gas letdown station in Milford, Conn.; a 4.8 MW power plant at Stamford Hospital; and a 2.4 MW installation at Waterbury Hospital. Now that the extension of the U.S. Investment Tax Credit to 2016 has passed, FuelCell Energy and the project developers are in the process of finalizing power plant sales contracts for these projects.

In October, Connecticut’s Clean Energy Fund recommended five projects totaling 27.3 MW that utilize FuelCell Energy power plants under Round 3 for selection to receive long-term energy purchase agreements from the state’s utilities.  The projects included three DFC-ERG power plants, a Direct FuelCell/Turbine (DFC/T), and a large-scale 15 MW project. The DFC-ERG and DFC/T products can achieve electrical efficiencies of up to 60 percent - twice that of the average U.S. fossil fuel plant and most other distributed energy generation. A draft decision is due from the DPUC on January 13, 2009 and the final decision on January 28, 2009.

Cost Reduction and Manufacturing Ramp
FuelCell Energy completed the design of its newest megawatt-class power plants that will go into production in the fourth fiscal quarter of 2009. With these new models, all future megawatt-class orders are expected to be gross margin positive. The cost reduction improvements are primarily driven by increasing the power output from 300 to 350 kilowatts (kW) per fuel cell stack, combined with better component and raw materials pricing derived from volume manufacturing and global sourcing.

During 2008, FuelCell Energy increased its manufacturing rate from 11 MW to 30 MW in response to worldwide demand for the Company’s megawatt-class power plants - currently 94 percent of the backlog is megawatt-class products. The increased production of cost-reduced megawatt-class fuel cells will help the Company meet delivery deadlines.

Government Research and Development Contracts
In the fourth quarter, FuelCell Energy successfully completed Phase I of a 10-year, three-phase program created by the U.S. Department of Energy’s Office of Fossil Energy Solid State Energy Conversion Alliance (SECA). This program’s goal is to develop megawatt-class coal-based solid oxide fuel cell power plants for use as high efficiency central generation facilities. The Company has submitted a proposal for Phase II of this program for approximately $21 million over two years. A decision on this award is expected in the first fiscal quarter.

During the fourth quarter, FuelCell Energy began building a DFC-H2 demonstration unit that will produce electricity and heat while also generating hydrogen gas for transportation. The Company also completed its $24 million, eight-year Ship Service Fuel Cell Program during 2008, an effort that successfully demonstrated electricity production from a military logistic fuel for the U.S. Navy.

Additionally, the Company met the objectives of the $12 million, six-year Vision 21 Program for the U.S. Department of Energy with the demonstration of a 280 kW DFC/T system with 56 percent efficiency and development of the initial designs for a megawatt-class DFC/T.

Outlook for 2009

“South Korea’s identification of low-carbon, green technology fuel cells as a key economic driver for the country, coupled with POSCO Power’s market development and manufacturing investment, point to solid growth. In the U.S., the increase and eight-year extension of the Investment Tax Credit in October provides a solid foundation for the fuel cell industry. Project developers can now confidently develop alternative energy projects because they can depend on the availability of the ITC,” Brdar said. “Public policy support in the U.S. of alternative energy is growing as Congress and the new administration seem determined to reduce greenhouse gas emissions and, in the process, create millions of green-collar jobs.”

Brdar continued, “We are very pleased with our 2008 results - our products are performing well, customers are giving us repeat orders, and we reported record revenue and strong backlog. We expect our megawatt-class products to be gross margin positive in the fourth quarter 2009, putting us on a clear path to profitability.”

Conference Call Information

FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 11th to discuss the fourth quarter and year-end 2008 results.

The details for accessing the live call are as follows:

•	From the U.S. or Canada please dial 877-856-1960
•	Outside the U.S. and Canada, please call 719-325-4768
•	The passcode is FuelCell Energy
•	The live webcast will be posted on the Company’s Investors’ page at www.fuelcellenergy.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call until midnight on Thursday, December 18, 2008:

•	From the U.S. and Canada please dial 888-203-1112
•	Outside the U.S. or Canada please call 719-457-0820
•	Enter confirmation code 2344548
•	The webcast will be archived on the Company’s Investors’ page at www.fuelcellenergy.com.

FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers.  FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at over 45 locations worldwide.  The company’s power plants have generated more than 250 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels.  FuelCell Energy has partnerships with major power plant developers and power companies around the world.  The company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc.  DFC-ERG is a trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	Lisa Lettieri
203-830-7494
FuelCell Energy, Inc.
ir@fce.com

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FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	October 31, 2008	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$38,043	$92,997
Investments: U.S. treasury securities	30,406	60,634
Accounts receivable, net	16,096	10,063
Inventories, net	24,523	29,581
Other current assets	8,952	7,730
Total current assets	118,020	201,005

Property, plant and equipment, net	38,259	39,612
Investments: U.S. treasury securities	18,434	--
Investment and loan to affiliate	10,405	12,216
Other assets, net	358	355
Total assets	$185,476	$253,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$795	$924
Accounts payable	16,287	9,516
Accounts payable due to affiliate	724	2,881
Accrued liabilities	11,023	8,511
Deferred revenue and customer deposits	29,585	20,486
Total current liabilities	58,414	42,318

Long-term deferred revenue	2,672	4,401
Long-term debt and other liabilities	4,075	613
Total liabilities	65,161	47,332
Redeemable minority interest	13,307	11,884
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at October 31, 2008 and 2007.)	59,950	59,950
Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at October 31, 2008 and 2007; 68,782,446 and 68,085,059 shares issued and outstanding at October 31, 2008 and 2007, respectively.	7	7
Additional paid-in capital	578,339	571,944
Accumulated deficit	(531,288)	(437,929)
Treasury stock, Common, at cost (8,981 and 12,282 shares at October 31, 2008 and 2007, respectively)	(90)	(126)
Deferred compensation	90	126
Total shareholders’ equity	47,058	134,022
Total liabilities and shareholders’ equity	$185,476	$253,188

 FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2008	2007
Revenues:
Product sales and revenues	$23,320	$10,950
Research and development contracts	2,849	5,523
Total revenues	26,169	16,473

Costs and expenses:
Cost of product sales and revenues	35,831	17,148
Cost of research and development contracts	2,415	4,680
Administrative and selling expenses	4,432	4,759
Research and development expenses	6,314	7,002
Total costs and expenses	48,992	33,589

Loss from operations	(22,823)	(17,116)

Interest expense	(35)	(12)
Loss from equity investments	(572)	(231)
Interest and other income, net	419	1,783

Loss before redeemable minority interest	(23,011)	(15,576)

Redeemable minority interest	(473)	(420)

Loss before provision for income taxes	(23,484)	(15,996)

Provision for income taxes	--	--

Net loss	(23,484)	(15,996)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(24,286)	$(16,798)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.35)	$(0.25)

Basic and diluted weighted average shares outstanding	68,783,020	67,994,829

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended October 31,
	2008	2007
Revenues:
Product sales and revenues	$82,748	$32,517
Research and development contracts	17,987	15,717
Total revenues	100,735	48,234

Costs and expenses:
Cost of product sales and revenues	134,038	61,827
Cost of research and development contracts	16,059	13,438
Administrative and selling expenses	19,968	18,625
Research and development expenses	23,471	27,489
Total costs and expenses	193,536	121,379

Loss from operations	(92,801)	(73,145)

License fee income, net	--	34
Interest expense	(100)	(84)
Loss from equity investments	(1,867)	(1,263)
Interest and other income, net	3,268	7,437

Loss before redeemable minority interest	(91,500)	(67,021)

Redeemable minority interest	(1,857)	(1,653)

Loss before provision for income taxes	(93,357)	(68,674)

Provision for income taxes	--	--

Net loss	(93,357)	(68,674)

Preferred stock dividends	(3,208)	(3,208)

Net loss to common shareholders	$(96,565)	$(71,882)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(1.41)	$(1.16)

Basic and diluted weighted average shares outstanding	68,570,689	61,990,555